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                                 EXHIBIT NO. 4
                           VARIABLE ANNUITY CONTRACT
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                        NATIONWIDE LIFE INSURANCE COMPANY
                                P.O. BOX [16609]
                           COLUMBUS, OHIO [43216-6609]

                       ROTH INDIVIDUAL RETIREMENT ANNUITY
                                   ENDORSEMENT

            TO INDIVIDUAL AND/OR GROUP DEFERRED VARIABLE ANNUITY; OR

                 INDIVIDUAL AND/OR GROUP DEFERRED FIXED ANNUITY


THE FOLLOWING PROVISIONS APPLY ONLY TO CONTRACTS ISSUED PURSUANT TO ROTH INDIVIDUAL RETIREMENT ANNUITIES. TO THE EXTENT THE TERMS OF THE CONTRACT AND THIS ENDORSEMENT ARE INCONSISTENT, THE TERMS OF THIS ENDORSEMENT SHALL CONTROL. ALL REFERENCES TO CONTRACT AND CONTRACT OWNER SHALL BE APPLICABLE TO THE CERTIFICATE AND THE CERTIFICATE HOLDER RESPECTIVELY.


1. This Contract is not transferable and may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of any obligation to any person other than to the Owner. The Owner of this Contract must be the Annuitant.

2.   The DEFINITIONS section is amended by adding:

     CODE - The Internal Revenue Code of 1986, as amended, or successor statute of similar import.

     IRA CONVERSION CONTRIBUTIONS - Amounts rolled over, transferred, or considered transferred from a nonRoth IRA to a Roth IRA. A nonRoth IRA is an individual retirement account or annuity described in Section 408(a) or 408(b), other than a Roth IRA.

     QUALIFIED DISTRIBUTION - A distribution from the Contract as defined in Code Section 408A(d)(2).

     QUALIFIED ROLLOVER CONTRIBUTION - A rollover (as defined in Code Section 408A(e)) to a Roth IRA from another Roth IRA or an individual retirement plan that meets the requirements of Code Section 408(d)(3).

     ROTH CONVERSION IRA - A Roth IRA that accepts only IRA Conversion Contributions made during the same tax year.

     ROTH IRA - An individual retirement annuity meeting the requirements of Code Section 408A.

     SECTION or SECTIONS - Reference to sections of the Internal Revenue Code of 1986, as it may from time to time be amended, unless the context clearly requires otherwise.

3. The DEATH OF CONTRACT OWNER, DEATH OF OWNER, DEATH OF OWNER (IRA AND NON-QUALIFIED CONTRACTS) section is deleted and the DEATH BENEFIT UNDER A ROTH IRA section is added.

     A. If the Owner/Annuitant dies before his or her entire interest is distributed to him or her and the Owner/Annuitant's surviving spouse is not the sole beneficiary, the entire remaining interest will, at the election of the Owner/Annuitant or, if the Owner/Annuitant has not so elected, at the election of the beneficiary or beneficiaries, either:

          (1) Be distributed by December 31 of the year containing the fifth anniversary of the Owner/Annuitant's death, or

          (2) Be distributed over the life expectancy of the designated beneficiary starting no later than December 31 of the year following the year of the Owner/Annuitant's death.

          If distributions do not begin by the date described in (2), distribution method (1) will apply.

     B. In the case of distribution method A.(2) above, to determine the minimum annual payment for each year, divide the Owner/Annuitant's entire interest in the contract as of the close of business on December 31 of the preceding year by the life expectancy of the designated beneficiary using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence and subtract 1 for each subsequent year.

     C. If the Owner/Annuitant's spouse is the sole beneficiary on the Owner/Annuitant's date of death, such spouse will then be treated as the Owner/Annuitant.

     D. For purposes of the foregoing, payments will be calculated by use of the expected return multiples specified in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. In the case of any beneficiary, life expectancy will be calculated at the time payment first commences and payments for any 12 consecutive month period will be based on such life expectancy minus the number of whole years which have passed since distribution first commenced.

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4.   The SURRENDER, SURRENDERS, SURRENDER (IRA AND NON-QUALIFIED CONTRACTS), or
     GENERAL SURRENDER PROVISIONS section, as applicable, is amended by inserting the following as the final paragraph of the section:

     The Owner may surrender part or all of this Contract Value at any time this Contract is in force prior to the Annuitization Date or the Death of the Annuitant.

     A distribution from a Roth IRA, including exercise of a contractual free look provision, may result in the immediate application of taxes under Code
     Section 72 pursuant to Code Section 408A(d) and penalties under Code
     Section 72. A premature distribution may not meet the requirements for a Qualified Distribution. A premature distribution may not be eligible for Qualified Rollover Contribution treatment. To assist in preventing disqualification in the event of a surrender during the free look period, the Company will agree to transfer the proceeds to another contract which meets the requirements of Section 408A of the Code, upon proper direction by the Contract Owner.

5.   The following shall all apply:

     A. The Contract is established for the exclusive benefit of the Owner or his or her beneficiaries. The entire interest of the Annuitant in the Contract shall be nonforfeitable.

     B. Except in the case of a Qualified Rollover Contribution, no contributions will be accepted unless they are in cash, and the total of such contributions shall not exceed limit in Code Section 219(b).

     C. If this Roth IRA is not designated as a Roth Conversion IRA, then, except in the case of a Qualified Rollover Contribution, the custodian will accept only cash contributions and only up to a maximum amount of [$2,000] for any tax year of the Owner/Annuitant.

     D. If this Roth IRA is designated as a Roth Conversion IRA, no contributions other than IRA Conversion Contributions made during the same tax year will be accepted.

     E. The [$2,000] limit described in Paragraph C is gradually reduced to [$0] between certain levels of adjusted gross income (AGI). For a single Owner/Annuitant, the [$2,000] annual contribution is phased out between AGI of [$95,000] and [$110,000]; for a married Owner/Annuitant who files jointly, between AGI of [$150,000] and [$160,000]; and for a married Owner/Annuitant who files separately, between [$0]and [$10,000]. In the case of a conversion, the custodian will not accept IRA Conversion Contributions in a tax year if the Owner/Annuitant's AGI for that tax year exceeds [$100,000] or if the Owner/Annuitant is married and files a separate return. Adjusted gross income is defined in Section 408A(c)(3) and does not include IRA Conversion Contributions.

     F. Any refund of premiums (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future premiums or the purchase of additional benefits.

     G. The Company shall provide annual calendar year reports to the Owner/Annuitant concerning the status of the annuity.

     H. The Owner/Annuitant agrees to provide the custodian with information necessary for the custodian to prepare any reports required under sections 408(i) and 408A(d)(3)(E). Regulations sections 1.408-5 and 1.408-6, and under guidance published by the Internal Revenue Service.

     I. You have ten days after you receive your Contract to review this Endorsement and return the Contract to the Company without obligation. Upon receipt of such Contract it will be deemed void and all contributions paid will be refunded without any reduction. It should be sent to Nationwide Life Insurance Company, Home Office P.O. Box [16609], Columbus, Ohio [43216-6609]. Letters shall be deemed to be mailed on the date of the Postmark, registration or certification, if mailed in the U.S. in an envelope properly addressed, with first class postage affixed.

     J. No premiums are required after the first premium. This Contract will not lapse for failure to pay premiums.

     K. Both the Company and the Annuitant agree to amend this Contract to comply with any changes in the Code, with any changes in Department of Labor and Internal Revenue Regulations, and with changes in other applicable law. All other changes to this Contract will be made only with the mutual agreement of the Company and the Annuitant and will be subject to the conditions stated in this Contract. A copy of each amendment will be furnished to the Annuitant.

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6.   Notwithstanding any other articles which may be added or incorporated, the provisions of this endorsement and this sentence will be controlling. Any additional articles that are not consistent with section 408A, the related regulations, and other published guidance will be invalid.




     /s/ DENNIS W. CLICK                    /s/ JOSEPH J. GASPER
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         Dennis W. Click                        Joseph J. Gasper
         SECRETARY                              PRESIDENT